EXHIBIT 4.8

                                First Amendment
                                       to
                         Registration Rights Agreement


     This First Amendment to the Registration Rights Agreement
("First Amendment") is made as of April 1, 1998, by and between SGI International, a Utah corporation (the "Company") and the persons and entities listed on the Schedule of Investors attached hereto as Exhibit A (the "Investors").


                                    Recitals

     A. On August 12, 1997, the parties hereto entered into a Series 97-D Registration Rights Agreement (the "Agreement"), which required registration of the stock underlying warrants and preferred shares that were being purchased and also entered into a 97-D Preferred Stock Purchase Agreement; and,

     B. The 97-D Preferred Stock Purchase Agreement also contained at
Section 5(e) a "Favored Nations" clause that imposed certain obligations on the Company in the event that it issued any other convertible stock purchase agreement with similar terms and in an aggregate amount of $550,000 or less; and,

     C. The Company did issue on January 8, 1998, another convertible stock purchase agreement with similar terms in an amount of $500,000.


                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration and in consideration of the covenants and agreements contained herein the parties agree as follows:

     1. Registrable Securities. The definition of Registrable Security shall also include the 110,000 shares of restricted common stock being issued to Investors in accordance with the First Amendment to the 97-D Preferred Stock Purchase Agreement.

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     2. Entire Agreement. Except as is specifically amended hereby this
First Amendment of the Agreement shall continue to be in full force and effect without any modifications, except as specifically agreed to by the parties hereto in writing.

     IN WITNESS WHEREOF, this First Amendment to the Registration Rights Agreement was duly executed on the date first above written.

Attest:                                 SGI INTERNATIONAL

              /s/                                   /s/
By:--------------------------           By:--------------------------
     Name:                                   Name:

Title:_______________________           Title:______________________



                                   PURCHASER: Millenco, L.P.
                                                  /s/
                                   By:-------------------------------
                                        Name:

                                   Title:___________________________



                                   PURCHASER: Terry Feeney
                                                  /s/
                                   By:-------------------------------
                                        Terry Feeney, Individual


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                                   EXHIBIT A

                             Schedule of Investors

               Name and Address                   Number of Shares

               Millenco, L.P.                     500
               111 Broadway 20th Floor
               New York, NY 10006

               Terry Feeney                       50
               111 Broadway 20th Floor
               New York, NY 10006

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